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                                                                      EXHIBIT 23





                         INDEPENDENT AUDITORS  CONSENT


To the Partners of
TEPPCO Partners, L.P.:

We consent to incorporation by reference in the registration statement (No. 33-81976) on Form S-3 of TEPPCO Partners, L.P. of our report dated January 16, 1998, except as to Note 7, which is as of January 27, 1998, relating to the consolidated balance sheets of TEPPCO Partners, L.P. as of December 31, 1997, and 1996, and the related consolidated statements of income, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of TEPPCO Partners, L.P.


                                                     /S/ KPMG PEAT MARWICK LLP
                                                     KPMG Peat Marwick LLP

Houston, Texas
March 3, 1998